    As filed with the Securities and Exchange Commission on March 1, 1999



                                                   Registration No. 333-65951
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               E'TOWN CORPORATION
                               ------------------
             (Exact name of registrant as specified in its charter)

                                   New Jersey
                                   ----------
         (State or other jurisdiction of incorporation or organization)

                                   22-2596330
                                   ----------
                      (I.R.S. Employer Identification No.)

                                600 SOUTH AVENUE
                        WESTFIELD, NEW JERSEY 07091-0788
                                  908-654-1234
                                  ------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Walter M. Braswell
                                    Secretary
                               E'town Corporation
                                600 South Avenue
                        Westfield, New Jersey 07091-0788
                                 (908) 654-1234
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 David P. Falck
                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                                 (212) 858-1000






      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to Completion Dated March 1, 1999



                               P R O S P E C T U S

                                   $75,000,000

                               E'TOWN CORPORATION

                                 DEBT SECURITIES

                          ----------------------------


      We intend to offer from time to time up to $75,000,000 of our unsecured debt securities. We will provide specific terms of each issue of debt securities in a prospectus supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.



      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE DEBT SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is _________, 1999.



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL A REGISTRATION STATEMENT RELATING TO THESE SECURITIES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   THE COMPANY



      E'town Corporation was incorporated under the laws of the State of New Jersey in 1985 to serve as a holding company for Elizabethtown Water Company and its wholly owned subsidiary, The Mount Holly Water Company.



      Elizabethtown and Mount Holly are regulated water companies serving customers in central New Jersey. Elizabethtown and Mount Holly are engaged in the distribution of water for domestic, commercial, industrial and fire protection purposes and for resale by other water companies and public bodies. Elizabethtown and Mount Holly are public utilities and are regulated by the New Jersey Board of Public Utilities. Elizabethtown presently constitutes most of our assets and contributes most of our earnings.



      We also own Edison Water Company, which operates the water system of the Township of Edison, New Jersey under a long-term contract, and Liberty Water Company, which operates the water system of the City of Elizabeth, New Jersey under a long-term contract. Both Edison and Liberty are unregulated. In addition, we own E'town Properties, Inc. and Applied Water Management, Inc. which are unregulated subsidiaries. E'town Properties owns various parcels of real estate in New Jersey. E'town and E'town Properties are in the process of selling those parcels, and expect to invest the sale proceeds into water utility and wastewater investments. Applied Water Management develops, owns and operates private water and wastewater facilities for corporate and municipal clients.



      Our subsidiaries serve a total of 230,000 water customers in New Jersey, 53 municipalities (for fire protection service), and 11 municipalities and other water companies (for wholesale service).



      Our executive offices are located at 600 South Avenue, Westfield, New Jersey 07091-0788. Its telephone number is (908) 654-1234.



                       WHERE YOU CAN FIND MORE INFORMATION



      We are required by the Securities Exchange Act of 1934 to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained visiting the SEC's website at http://www.sec.gov and by written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.



      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the debt securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information you should refer to the registration statement.



      The SEC allows us to "incorporate by reference" the information we file with it, which




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


means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The information included in this document is not complete, and should be read together with the information incorporated by reference. We incorporate by reference the documents listed below and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or any underwriters sell all of the debt securities:



      o     E'town's Annual Report on Form 10-K for the year ended December 31,
            1997.



      o E'town's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.



      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:



                               E'town Corporation
                                600 South Avenue
                           Westfield, New Jersey 07090
                              Attention: Secretary
                            Telephone: (908) 654-1234



      You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                       RATIO OF EARNINGS TO FIXED CHARGES


      The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five full years ending with the period ended December 31, 1997 and for the nine months ended September 30, 1998.



                                      Year Ended                Nine Months
                                      December 31            Ended September 30,
                                      -----------            -------------------
                         1993    1994    1995    1996    1997       1998
                         ----    ----    ----    ----    ----       ----
Ratio of Earnings to
  Fixed Charges          2.65    2.43    2.47    2.18    2.67       3.03


Earnings to Fixed Charges equals the sum of net income, dividends, Federal income taxes and interest expense (which excludes capitalized interest) divided by fixed charges. Fixed charges consist of interest paid on long-term and short-term debt, which includes capitalized interest and amortization of debt discount.



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

                                 USE OF PROCEEDS


      Unless otherwise set forth in a prospectus supplement, we will use the proceeds from the sale of the debt securities:



      o together with other funds, to make a loan or equity contribution to Liberty to enable it to make payments under its contract with the City of Elizabeth, New Jersey aggregating $50 million through June 2000, or to repay short-term debt incurred for such purpose, and



      o     for other general corporate purposes, including:
            o     debt refinancing,
            o     investments in existing or new subsidiaries,
            o     acquisitions, and
            o     working capital.



Pending these uses, we may temporarily invest proceeds in short-term securities.


                         DESCRIPTION OF DEBT SECURITIES


      This prospectus describes certain general terms and provisions of our debt securities. The particular terms of each series of debt securities we offer for sale will be described in a prospectus supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described here apply to that particular series of debt securities. Accordingly, you should read both the description set forth below and the description set forth in the applicable prospectus supplement for the complete terms of any particular series of debt securities.



      The debt securities will be issued from time to time in one or more new series under an indenture to be dated as of ___________, 1999 between us and Summit Bank, as trustee. Selected provisions of the indenture and the debt securities are summarized below. This summary is not complete and is subject to the detailed provisions of the indenture. You should read the copy of the indenture which we filed with the SEC as an exhibit to the registration statement for the debt securities for the complete text of those provisions that may be important to you. References in parentheses below refer to section numbers in the indenture.



General



      The indenture does not limit the principal amount of debt securities which we may issue. The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated obligations.



      The prospectus supplement for any new series of debt securities will describe their specific terms, including the following:



      o     the title of the debt securities of the series;




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


      o     any limit on the aggregate principal amount of the series;



      o the date or dates on which we will pay principal on the debt securities of the series;



      o the rate or rates at which any of the debt securities of the series will bear interest, the date or dates from which any such interest will accrue, the dates on which interest will be payable and the regular record date for the interest payable on any interest payment date;



      o the place or places where the principal of and premium, if any, and interest on the debt securities of the series will be payable;



      o the period or periods within which, the price or prices at which and the terms and conditions on which any of the debt securities of the series may be redeemed at our option;



      o the terms and conditions of any obligation on our part to redeem or purchase any of the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities;



      o the denominations in which the debt securities of the series will be issued, if other than denominations of $1,000 and any integral multiple thereof;



      o if the amount of principal of or any premium or interest on any of the debt securities of the series will be determined with reference to an index or pursuant to a formula, the manner in which those amounts will be determined;



      o if any debt securities of the series will be issued in book-entry form and, if so, any and all matters incidental to those debt securities;



      o any addition to the Events of Default described in this prospectus or in the indenture applicable to the debt securities of the series;



      o any addition to our covenants for the benefit of the holders of debt securities described in this prospectus or in the indenture; and



      o any other terms of the debt securities of the series not inconsistent with the provisions of the indenture. (Section 301).



Indenture Restrictions



      Under the indenture, we may not voluntarily place any type of lien on any of the common stock of Elizabethtown unless, at the same time or prior to such action, we also secure all of the debt securities equally and ratably with, or ahead of, the debt secured by that lien. (Section 608).



      The indenture also prohibits our investment in any entity which is not primarily engaged in the generation, distribution or sale of electric energy or natural gas or the distribution or sale of water, or the furnishing of communications services, or water treatment and analysis services, or in the treatment of wastewater, unless:



      o immediately after giving effect to the investment, the aggregate value of all such investments by us and our subsidiaries would not exceed $50,000,000, and



      o no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default under the Indenture would result.



This restriction will not apply if we consolidate with or merge into another company, and are not the surviving company. (Section 609).

Form, Exchange and Transfer



      The debt securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302).



      Debt securities of any series may be exchanged for other debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount in accordance with the terms of the indenture. (Section 305).



      Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange or for registration of transfer at the office of the security registrar or any transfer agent designated by us. No service charge will be made for any exchange or registration of transfer, except that we may require reimbursement of any applicable tax or other governmental charges. We will act as security registrar for each series of debt securities. Any transfer agent for a series of debt securities will be named in the applicable prospectus supplement. We may at any time add or remove a transfer agent or change the office through which any transfer agent acts, provided we maintain a transfer agent in each place of payment for the debt securities. (Section 602).



      We will not be required to execute, register the transfer of, or exchange
(a) any debt security of any series or tranche during the 15 days prior to giving notice of redemption for the series or tranche, or (b) any debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part. (Section 305).



Payment and Paying Agents



      Payment of interest on a debt security on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for such interest. (Section 307).



      Principal of and any premium and interest on the debt securities of a particular series will be payable at the corporate trust office of Summit Bank, as paying agent, in Hackensack, New Jersey, or at the office of any other paying agent designated by us for such purpose from time to time. Any other paying agent for any series of debt securities will be named in the applicable prospectus supplement. We may at any time add or remove any paying agent or change the office through which any paying agent acts, provided we maintain a paying agent in each place of payment for the debt securities. (Section 602).



Redemption



      Any terms for the optional or mandatory redemption of any series of debt securities will be specified in the applicable prospectus supplement. Debt securities will be redeemable at our option only upon notice mailed not less than 30 nor more than 60 days' prior to the redemption date. If less than all the debt securities of a series or tranche are redeemed, the particular debt securities to be redeemed will be selected in the manner provided for in that series, or if not so provided, as the security registrar deems fair and appropriate. (Section 403 and 404).




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


      We may make any redemption at our option conditional upon the paying agent's receipt by the redemption date of sufficient money to pay the debt securities to be redeemed. (Section 404).



Events of Default



      The indenture defines any one or more of the following events to be an "Event of Default" with respect to any series of debt securities:



      o failure to pay any interest on any debt security of that series within 60 days after the same becomes due and payable,



      o failure to pay the principal of or premium, if any, on any debt security of that series when due and payable,



      o failure by us to perform or our breach of any other indenture covenant or warranty (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than that series), for 60 days after written notice to us by the Trustee, or to us and the Trustee by the holders of at least 33% in principal amount of the outstanding debt securities of that series as provided in the indenture,



      o     certain events of bankruptcy, insolvency or reorganization, or



      o any other Event of Default specified with respect to the debt securities of that series. (Section 801).



      An Event of Default with respect to a particular series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities.



Remedies



      If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in principal amount of the debt securities of the series may declare the principal amount (or the applicable portion of the principal amount of any debt securities of the series issued as discount securities) of all debt securities of that series to be due and payable immediately. If, however, an Event of Default applicable to more than one series of debt securities occurs and continues, the trustee or the holders of at least 33% in principal amount of the debt securities of all those series, considered as one class, may declare acceleration, and not the holders of any one series.



      In general, before a judgment or decree for payment has been obtained by the trustee, a declaration of acceleration with respect to the debt securities of any series may be rescinded and annulled if we deposit with the trustee enough money to pay all past due amounts (other than amounts due by acceleration), including principal, premium and interest, interest upon overdue interest and any amounts due to the trustee under the indenture. (Section 802).



      Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of all series affected by an Event of Default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. (Section

812).


      The holders of a majority in principal amount of the affected debt securities may waive any past default under the indenture except a payment default or a default of an indenture covenant or provision which can only be modified or amended by consent of all holders of the affected debt securities. (Section 813).



      The right of a holder of a debt security to institute a proceeding under the indenture is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, on or after the applicable due date specified in the debt security and to institute suit for the enforcement of any such payment. (Sections 807 and 808). Within 90 days after the occurrence of any Event of Default or event which, after notice or lapse of time or both, would become an Event of Default with respect to the debt securities of any series, the trustee must give the holders of those debt securities notice of the default, unless it is cured or waived. In the case of a payment default on the debt securities of the series, however, the trustee may withhold notice if the trustee determines that it is in the interest of the holders to do so. In addition, notice regarding a covenant Event of Default shall not be given to holders until at least 75 days after the event occurs. (Section 902).



      We must file annually with the trustee a certificate signed by one of our officers regarding our compliance with all conditions and covenants under the indenture, without regard to grace periods or notice requirements. (Section
606).



Consolidation, Merger, Conveyance, Transfer or Lease



      We cannot consolidate with or merge into any other corporation or sell or lease our properties and assets substantially as an entirety to any person unless:



      o the successor corporation in the consolidation or merger or the person acquiring or leasing such property and assets:



            o is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and



            o expressly assumes the due and punctual payment of the principal, premium and interest on all outstanding debt securities and the performance of all of our covenants under the indenture,



      o immediately after giving effect to such transactions, no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and



      o we deliver to the certificate and opinion of counsel required by the indenture. (Section 1101).



      There are no provisions that will afford the holders of debt securities protection in the event of a highly leveraged transaction involving E'town. There are also no provisions that will require the repurchase of the debt securities upon a change in control of E'town.




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Modification of Indenture



      The indenture may be amended or modified with the consent of the holders of a majority in principal amount of the debt securities of all series affected by such amendment or modification, considered as one class. We may not, however, without the consent of the holder of each debt security of each series directly affected thereby, amend or modify the indenture to:



      o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal thereof or the interest rate (or the amount of any installment of interest thereon), if any, thereon or redemption premium thereon, or change the method of calculating the interest rate thereon, or reduce the principal amount of any discount security payable upon acceleration of maturity thereof, or change the currency in which any amount on any debt security is payable or impair the right to institute suit for the enforcement of any such payment,



      o reduce the percentage in principal amount of debt securities of the series required to consent to any such amendment or modification or to any waiver of compliance or default under the indenture or to reduce the requirements for quorum and voting under the indenture, or



      o modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.



      Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for certain specified purposes, including to:



      o evidence the assumption by a successor entity of our obligations under the indenture and the debt securities,



      o add to the covenants for the benefit of holders of the debt securities,



      o add any additional Events of Default with respect to all or any series of debt securities,



      o establish the form or terms of debt securities of any series as permitted by the indenture,



      o evidence the acceptance of appointment of a separate or successor trustee,



      o     cure any ambiguity, defect or inconsistency in the indenture, or



      o make any other change in the indenture that does not adversely affect holders in any material respect (Section 1201).



Satisfaction and Discharge



      Any debt securities will be deemed paid, and our obligations on those debt securities will be deemed satisfied and discharged, if we irrevocably deposit with the trustee or any paying agent, in trust:



      o     money sufficient, or



      o U.S. government obligations, which are not redeemable or prepayable at the issuer's option, the principal of and the interest on which when due, without regard to reinvestment, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or




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


      o     a combination of the preceding two items which will be sufficient,



to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities that are outstanding. For this purpose, U.S. government obligations include direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America and entitled to the benefit of its full faith and credit and instruments evidencing a direct ownership interest in, or to any specific payments due on, such obligations. (Section 701).



Resignation of the Trustee



      The trustee may resign at any time by giving us written notice and may be removed at any time by the holders of a majority in principal amount of outstanding debt securities. A resignation or removal of the trustee and an appointment of a successor trustee will not become effective until the successor trustee accepts the appointment in accordance with the indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by the holders, if we appoint a successor trustee and such successor accepts such appointment in accordance with the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed. (Section 910).



The Trustee

      We have a commercial banking relationship with Summit Bank.


                              BOOK-ENTRY SECURITIES


      Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued under a book-entry system in the form of one or more global securities deposited with The Depository Trust Company, New York, New York ("DTC"). The global securities will be registered in the name of DTC or its nominee.



      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.



      Purchases of debt securities under DTC's system must be made by or through Direct Participants, who will receive a credit for the debt securities on DTC's records. The beneficial




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ownership interest of each actual purchaser of each debt security is in turn recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased. Transfers of ownership interests in the debt securities are entered on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except if use of the book-entry system for the debt securities is discontinued.



      To facilitate subsequent transfers, all debt securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.



      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.



      DTC and Cede & Co. will not consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).



      Principal, premium, if any and interest payments on the debt securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, agent, or E'town, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.



      DTC may discontinue providing its services as securities depository for the debt securities at any time by giving us reasonable notice. If that occurs and a successor securities depository is not obtained, or if we decide to discontinue using DTC's book-entry transfer system, debt security certificates will be printed and delivered.



      DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its data processing computer applications and systems relating to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. In addition, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.



      However, DTC's ability to perform its services properly is also dependent upon other parties, including issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (1) impress upon them the importance of those services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.



      According to DTC, the foregoing information with respect to Year 2000 has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.



      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that E'town believes to be reliable, but E'town takes no responsibility for the accuracy thereof.

                              PLAN OF DISTRIBUTION


      We may sell the debt securities:



      o     through underwriters or dealers,



      o     directly to one or more purchasers,



      o     through agents or



      o     through a combination of any such methods of sale.



      The applicable prospectus supplement will set forth the terms of the offering of the debt securities of a series, including the name or names of any underwriters, dealers or agents, the purchase price of the debt securities of the series and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.



      If underwriters are used in the sale of the debt securities of any series, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of debt securities will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. In connection with the sale of debt securities, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the debt securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act. The underwriting agreement pursuant to which any debt securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the debt securities if any are purchased. However, the agreement between us and the underwriters providing for the sale of the debt securities may provide that under certain circumstances involving a default of underwriters, less than all of the debt securities may be purchased.



      Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the debt securities to be higher than it would otherwise be in the absence of such transactions.



      The debt securities of any series may be sold directly by us or through agents designated by us from time to time. The applicable prospectus supplement shall set forth the name of any agent involved in the offer or sale of any debt securities as well as any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


      If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.


                                     EXPERTS


      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                    LEGALITY


      Certain legal matters concerning the offering will be passed upon for us by Walter M. Braswell, Esq., our Secretary and counsel, and Winthrop, Stimson, Putnam & Roberts, New York, New York, our special New York counsel. Certain legal matters will be passed upon for any underwriters, agents or dealers by McCarter & English, LLP, Newark, New Jersey.

                                 [Back Cover]


                                 $75,000,000

                              E'TOWN CORPORATION

                               DEBT SECURITIES


                              TABLE OF CONTENTS


             The Company.....................................  2

             Where You Can Find More Information.............  2

             Ratio of Earnings to Fixed Charges..............  3

             Use of Proceeds.................................  4

             Description of Debt Securities..................  4

             Book-Entry Securities........................... 10

             Plan of Distribution............................ 12

             Experts......................................... 13

             Legality........................................ 13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.



                                                                         Initial
                                                                          Sale
                                                                          ----
Registration Statement filing fee                                       $ 22,125
*Rating Agencies' fees                                                    55,000
*Trustees' fees                                                            5,000
*Fees of Company's counsel                                                50,000
*Fees of Agents' counsel  (including blue-sky expenses)                   40,000
*Accountants' fees                                                        20,000
*Printing and engraving costs                                              5,300
*Miscellaneous expenses                                                    5,000
                                                                        --------
                     Total Expenses                                     $202,425
                                                                        ========


* Estimated

Item 15. Indemnification of Directors and Officers.

      Article 3, Section 6 of the Company's By-Laws provides that the Company shall indemnify each director or officer of the Company and any person who, at the request of the Company, has served as a director, officer or trustee of another corporation in which the Company has a financial interest against reasonable costs, expenses and counsel fees paid or incurred (including any judgments, fines or reasonable settlements exclusive of any amount paid to the Company in settlement) in connection with the defense of any action, suit or proceeding in which such person is named as a party by reason of having been such director, officer or trustee or by reason of any action taken or not taken in such capacity unless such director, officer or trustee is finally adjudged to have been derelict in the performance of his duties as director, officer or trustee. If any such action, suit or proceeding is settled or otherwise terminated as against such director, officer or trustee without a final determination on the merits and the Board of Directors of the Company shall determine that such director, officer or trustee has not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding, the Company shall indemnify such director, officer or trustee as aforesaid.

      Such rights of indemnification are not exclusive of any rights to which a director or officer of the Company may have pursuant to statute or otherwise.

      Section 14A:3-5 of the New Jersey Business Corporation Act (the "Act") gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a corporate agent against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In any such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

      The Company also has insurance policies which, among other things, provide officers and directors liability coverage, individually and in the aggregate up to a limit of $20 million for each loss within a 12-month period.

Item 16. List of Exhibits.


1       Form of Distribution Agreement*
4(a)    Form of Indenture between E'town Corporation and Summit Bank**
4(b)    Form of Debt Security**
5(a)    Opinion of Walter M. Braswell*
5(b)    Opinon of Winthrop, Stimson, Putnam & Roberts, special New York counsel to E'town Corporation*
12      Computation of Ratio of Earnings to Fixed Charges*
23(a)   Consent of Deloitte & Touche LLP, Independent Auditors**
23(b)   Consent of Walter M. Braswell, Esq. (incorporated into Exhibit 5(a))*
23(b)   Consent of Winthrop, Stimson, Putnam & Roberts (incorporated into
        Exhibit 5(b))*
24 Power of attorney for each officer and director signing the Registration Statement**
25 Statement of eligibility of trustee (Statement of Eligibility and Qualification on Form T-1 of Summit Bank under the Indenture)*
27      Financial Data Schedule**



-----------------
        *    To be filed herewith
        **   Filed previously


Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act; and

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and this Amendment No. 1 has been signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield and State of New Jersey, on the 1st day of March, 1999.



                                          E'TOWN CORPORATION


                                          By: /s/Gail P. Brady
                                              --------------------
                                          Title: Treasurer



      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



Signature                      Title                           Date
---------                      -----                           ----



*/s/Andrew M. Chapman          President and Director             March 1, 1999
-------------------------      (Principal Executive Officer)



/s/Gail P. Brady               Treasurer                          March 1, 1999
-------------------------      (Principal Financial Officer)



*/s/Thomas J. Cawley           Director                           March 1, 1999
-------------------------



*/s/Anthony S. Cicatiello      Director                           March 1, 1999
-------------------------



*/s/Edward A. Clerico          Director                           March 1, 1999
-------------------------



*/s/Dennis Doll                Controller (Principal              March 1, 1999
-------------------------      Accounting Officer)



*/s/Anne Evans Estabrook       Director, Chairman of              March 1, 1999
-------------------------      the Board



*/s/James W. Hughes            Director                           March 1, 1999
-------------------------



*/s/John Kean                  Director                           March 1, 1999
-------------------------



*/s/Robert W. Kean, III        Director                           March 1, 1999
-------------------------



*/s/Barry T. Parker            Director                           March 1, 1999
-------------------------



*/s/Hugh M. Pfaltz             Director                           March 1, 1999
-------------------------



*/s/Chester A. Ring            Director                           March 1, 1999
-------------------------



*/s/Joan Verplanck             Director                           March 1, 1999
-------------------------



            *By:     Gail P. Brady
                  -------------------------
                  as Attorney-in-Fact

                                Exhibit Index

Exhibit
No.                             Description
-------                         -----------
1       Form of Distribution Agreement*
4(a)    Form of Indenture between E'town Corporation and Summit Bank**
4(b)    Form of Debt Security**
5(a)    Opinion of Walter M. Braswell*
5(b)    Opinon of Winthrop, Stimson, Putnam & Roberts, special New York counsel to E'town Corporation*
12      Computation of Ratio of Earnings to Fixed Charges*
23(a)   Consent of Deloitte & Touche LLP, Independent Auditors**
23(b)   Consent of Walter M. Braswell, Esq. (incorporated into Exhibit 5(a))*
23(b)   Consent of Winthrop, Stimson, Putnam & Roberts (incorporated into
        Exhibit 5(b))*
24 Power of attorney for each officer and director signing the Registration Statement**
25 Statement of eligibility of trustee (Statement of Eligibility and Qualification on Form T-1 of Summit Bank under the Indenture)*
27      Financial Data Schedule**

-----------------
        *    To be filed herewith
        **   Filed previously